Exhibit 4.31.1
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
[Execution Copy]

FIRST AMENDMENT AGREEMENT
to the
ASSET PURCHASE AGREEMENT
by and between
INFINEON TECHNOLOGIES AG
as Seller
and
LANTIQ HOLDCO S.À R.L.
(formerly WIRELINE HOLDING S.À R.L.)
as Buyer
dated as of 6 November 2009

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Schedules:
Schedule 2.1(a)	Purchased Contracts (New Version)
Schedule 2.1(g)	New License Agreements Required
Schedule 2.1(g)(iv)	Allocation of Payments under Licenses used by Buyer
Schedule 2.1(g)(v)	Assignment Allocations
Schedule 2.7	Acquisition Structure (New Version)
Schedule 2.9(a)(ii)	Lease Reimbursements
Schedule 2.9(b)(iv)-(1)	Shanghai Temporary Sublease
Schedule 5.10	Subsidies (New Version)
Schedule 9.6	Certain Employees of Seller
Schedule 9.12(a)	French Assets
Schedule 9.12(b)-1	Certain French Employees of Seller
Schedule 9.12(b)-2	Form of Tripartite Agreement for French Employees

Schedule 3(d)	Certain Discontinued Distributors
Schedule 2.9(c)(ii)	Employee lease agreement for [**]

Exhibits:
Exhibit O	Interim Supply Agreement
Exhibit P	Three Party Agreement with Continued Distributors
Exhibit Q	Transitional Logistics Service Agreement for the Distribution Centre in Singapore
Exhibit R	Transitional Logistics Service Agreement for Forwarding, Logistics and Transport Services
Exhibits S-1 - S-4	Sales Agency and Service Agreements
Exhibit T	Accounting Services Agreement
Exhibit U	Mutual Research and Development Agreement
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FIRST AMENDMENT AGREEMENT TO THE
ASSET PURCHASE AGREEMENT
     THIS AMENDMENT AGREEMENT TO THE ASSET PURCHASE AGREEMENT DATED JULY 7, 2009 (“Amendment Agreement”) is made as of November 6, 2009 by and between INFINEON TECHNOLOGIES AG, a stock corporation (Aktiengesellschaft) under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register (Handelsregister) of the lower court (Amtsgericht) of Munich under HRB 126492 (“Seller”), and Lantiq HoldCo S.à r.l. (formerly Wireline Holding S.à r.l.), a company incorporated as a société à responsabilité limitée, existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 412F, Route d’Esch, L-1030 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ register under Section B 147045 (“Buyer”).
RECITALS
     A. WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement dated July 7, 2009 (“Purchase Agreement”) concerning the sale of certain assets and liabilities pertaining to the Wireline Communication Business;
     B. WHEREAS, Seller and Buyer intend to amend certain provisions of the Purchase Agreement in order to facilitate the consummation of the Purchase Agreement;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
1. Defined Terms; Terms of the Agreement
     1.1 Defined Terms
     Capitalized terms in this Amendment Agreement shall have the same meaning as in the Purchase Agreement unless they are expressly defined otherwise in this Amendment Agreement.
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     1.2 Terms of the Agreement
     Unless expressly amended or repealed in this Amendment Agreement, all terms of the Purchase Agreement shall remain in full force and effect.
2. Amendments to the Purchase Agreement
     2.1 Amendments to the Preamble
     The Interim Supply Agreement, each Three Party Agreement with Continued Distributors, the Transitional Logistics Service Agreement for the Distribution Centre in Singapore, the Transitional Logistics Service Agreement for Forwarding, Logistics and Transport Services, each Sales Agency and Service Agreement, the Accounting Services Agreement and the Mutual Research and Development Agreement shall be added as Collateral Agreements in Recital E of the Preamble.
     2.2 Amendments to Section 1
     The following words and phrases shall be added to Section 1.1:
          “Accounting Services Agreement” means the agreement in substantially the form set forth as Exhibit T.
          “Die-Bank Transfer Date” means the first Business Day following the day on which the Die-Bank Transfer Time occurred.
          “Die-Bank Transfer Time” means 11.59 pm CET on the last Business Day of the calendar month in which Seller and Buyer have notified each other that their respective IT systems have been adjusted (the “Completed Adjustment”) to support the processes described in the Wafer Supply and Service Agreement and the Transitional Assembly and Test Service Agreement (it being understood that each of Buyer and Seller shall use diligent good faith efforts to cause the Completed Adjustment to occur as promptly as reasonably practicable).
          “Interim Supply Agreement” means the agreement in substantially the form set forth as Exhibit O.
          “Mutual Research and Development Agreement” means the agreement in substantially the form set forth as Exhibit U.
          “Sales Agency and Service Agreement” means the agreements in substantially the form set forth as Exhibits S-1 through
S-4.
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          “Three Party Agreement with Continued Distributors” means the agreement in substantially the form set forth as Exhibit P.
          “Transitional Logistics Service Agreement for the Distribution Centre in Singapore” means the agreement in substantially the form set forth as Exhibit Q.
          “Transitional Logistics Service Agreement for Forwarding, Logistics and Transport Services” means the agreement in substantially the form set forth as Exhibit R.
     2.3 Amendments to Section 2
     (a) After Section 2.1(g)(iii) of the Purchase Agreement the following new Section 2.1(g)(iv) and the following new Section 2.1(g)(v) shall be inserted:
          “(iv) Subject to the approval of the respective licensor or other contract partner (each an “Existing Licensor”), Seller shall grant Buyer the right to use Seller’s existing licenses, sublicenses or benefits from maintenance services which are listed on Schedule 2.1(g)(iv) (each an “Existing License”) after the Closing Date for the time period for which the respective Existing Licensor agreed with the use of the respective Existing License by Buyer (each such time period a “Grace Period”). Buyer shall reimburse Seller or Seller’s Affiliates for any payments rendered by Seller or Seller’s Affiliates to the respective Existing Licensors, in each case as allocated to Buyer in Schedule 2.1(g)(iv), upon an invoice having been issued by Seller. Buyer’s obligation to reimburse Seller shall exist irrespective of the actual use and the volumes of the respective Existing License by Buyer until the earlier of (i) the end of the respective Grace Period, or (ii) the effective starting date of a new license agreement between Buyer and the respective Existing Licensor regarding the subject-matter of the respective Existing License or an assignment pursuant to Section 2.1(g)(v), it being understood that, prior to the expiration of a Grace Period, a new license agreement covering any time within the applicable Grace Period may only be entered into between Buyer and any Existing Licensor if either (x) Buyer contractually agrees to continue to reimburse Seller or Seller’s Affiliates for the payments allocated to Buyer during the Grace Period to Buyer as set forth on Schedule 2.1(g)(iv), or (y) if Seller or Seller’s Affiliates are discharged from their payment obligations towards the respective Existing Licensor for the remainder of the Grace Period in an amount which corresponds to the amount allocated to Buyer in Schedule 2.1(g)(v) in which case Buyer shall reimburse Seller to the extent Seller or Seller’s Affiliate is not actually discharged. It is expressly understood that the arrangements set forth in this Section 2.1(g)(iv) shall in [**] with respect to New License Agreements entered into at any time in connection with the expiration or termination of such rights to use the Existing Licenses. It is further understood that nothing in this Section 2.1(g)(iv) is meant to release Buyer from its obligations pursuant to Section 2.1(g)(v).
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          (v)
               (x) To the extent the underlying Existing License either provides for a right of Seller to assign a portion of the licenses under the Existing License to a third party or the Existing Licensor agrees to grant Seller such a corresponding right, Buyer shall upon notice by Seller be obliged to agree to an assignment of such volumes of the licenses under the Existing License which are specified in Schedule 2.1(g)(v) (the “Specific Volumes”) for the remaining term of the respective Existing License; this shall apply even if the non-volume terms and conditions of the license agreement to be entered into between Buyer and the respective Existing Licensor for the Specific Volumes are less favourable to Buyer than the existing license agreement between Seller and the Existing Licensor; provided further however that Seller shall use Reasonable Commercial Efforts to cause such assignment to occur on substantially the same non-volume terms and conditions that are applicable to Seller under the Existing License for the remainder of the duration of the Existing License (it being understood that neither Seller nor Buyer shall actively seek or propose a duration which is longer than the remainder of the duration of the Existing License). Buyer shall lead the negotiations of the license agreement to be entered into between Buyer and the respective Existing Licensor in cooperation with Seller and shall inform Seller regularly on the progress of the negotiations and on all developments in connection therewith which may affect Seller’s interests. If the Existing Licensor has not yet agreed to the assignment of the respective Specific Volume or the Specific Volume has not yet been assigned to Buyer without the consent of the Existing Licensor being required, in each case until the expiry of the time periods set forth in the following lit. (i), (ii) and (iii), the following shall apply: (i) If the Grace Period of an Existing License is 3 months or shorter Buyer shall be entitled to enter into negotiations with the respective Licensor on the conclusion of a new license with such Existing Licensor two weeks prior to the end of the applicable Grace Period; (ii) if the Grace Period of an Existing License is longer than 3 months but 6 months or shorter Buyer shall be entitled to enter into negotiations with the respective Licensor on the conclusion of a new license with such Existing Licensor four weeks prior to the end of the applicable Grace Period; (iii) if the Grace Period of an Existing License longer than 6 months Buyer shall be entitled to enter into negotiations with the respective Licensor on the conclusion of a new license with such Existing Licensor eight weeks prior to the end of the applicable Grace Period. In the events of (i), (ii) and (iii) Buyer shall only be entitled to actually enter into the new license agreement with effect as of a date at which the respective Grace Period has expired in which case the obligations and provisions set forth in this Section 2.1(g)(v) shall no longer apply with respect to the corresponding Specific Volume applicable to the respective Existing Licensor; it being understood that Buyer shall not induce or otherwise cause the respective Existing Licensor not to agree to an assignment of the Existing License and Buyer and Seller shall within the Grace Period cooperate in good faith to achieve an assignment of the Specific Volume
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instead of Buyer entering into a new license, e.g. by extending the Grace Period of the Existing License.
               (y) If an Existing Licensor requests payment of a higher price than specified in Schedule 2.1(g)(v) column “LTQ annual costs in USD for equivalent license volum2” (“Column C”), Buyer shall be obliged to agree to the assignment of the relevant Specific Volume and any amounts exceeding the respective amounts set forth in Column C shall be borne and paid (or promptly reimbursed to Buyer) by Seller. For the avoidance of doubts: The Contract Replacement Fee shall include any one-time fee charged by a Third Party for the purpose of obtaining an assignment contemplated by this Section 2.1(g); Section 2.1(g)(iii) sentence 2 applies accordingly to any one-time fee. In the event that a Specific Volume under an Existing License is assigned to Buyer in accordance with this Section 2.1(g)(v) and Buyer in its sole discretion decides to purchase additional licenses beyond those set forth in Schedule 2.1(g)(v) or additional features to Existing Licenses which licenses are set forth in Schedule 2.1(g)(v), any excess costs associated with such purchase by Buyer shall be excluded from any Contract Replacement Fee and from the obligation of Seller to pay any amounts exceeding the limit pursuant to sentence 1 of this para. (y).”
               (z) For a period of three weeks following the Closing Date, Buyer and Seller shall use Reasonable Commercial Efforts to achieve a solution with the Existing Licensor “Cadence” which provides for an assignment of the respective parts of the license to the extent used by Lantiq during the applicable grace period to Buyer and is mutually acceptable for both parties, it being understood that Buyer shall not induce or otherwise cause Cadence not to agree to an assignment of the Existing License and Buyer and Seller shall cooperate in good faith to achieve an assignment of the Existing License instead of Buyer entering into a new license after the expiry of the three weeks period until it becomes reasonably apparent that such assignment cannot be achieved in a timely manner.
     (b) Section 2.2(a)(ii) of the Purchase Agreement shall be deleted and be replaced by the following paragraph:
          “(ii) all finished goods of the Wireline Communications Business, including those located in Seller’s or its Subsidiaries’ distribution centers or in consignment stock locations of Seller’s or its Subsidiaries’ customers or in backend production facilities (if any), to the extent such finished goods exist on the Closing Date, pertain primarily to the Wireline Communications Business and are owned by Seller or a Subsidiary or to which Seller or a Subsidiary has a claim (Anwartschaftsrecht) on the Closing Date (collectively, the “Purchased Inventory”).
          The pre-processed wafers located in Seller’s or its Subsidiaries’ die-banks (or die-banks of Seller’s or its Subsidiaries’ suppliers), in Seller’s, its Subsidiaries’ or its
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suppliers’ or sub-contractors’ backend production facilities or in consignment at Seller’s or its Subsidiaries’ backend suppliers and/or sub-contractors, in each case to the extent such pre-processed wafers exist on the Closing Date and pertain primarily to the Wireline Communications Business (collectively, the “Pre-Processed Wafers”), shall not constitute Purchased Assets, but shall remain in Seller’s ownership and possession after the Closing Date. Seller shall be obliged to further process the Pre-Processed Wafers in its or its suppliers’ or sub-contractors’ backend production facilities for Buyer in accordance with the terms and conditions of the Interim Supply Agreement. The portion of the Estimated Inventory Value and the Purchased Inventory Value relating to the Pre-Processed Wafers not constituting Excluded Inventory pursuant to Section 2.5(h) shall be treated as a Pre-Payment (as such term is defined in Section 6.3 of the Interim Supply Agreement) and shall be credited against the prices for the products to be sold and transferred by Seller to Purchaser pursuant to the Interim Supply Agreement in accordance with the terms thereof.”
     (c) The definition of “Estimated Inventory Value” in Section 2.5(b)(iv) of the Purchase Agreement shall be deleted and be replaced by the following definition:
          “(iv) Estimated Inventory Value” shall mean the net book value of the Purchased Inventory and the Pre-Processed Wafers as of the Closing Date and as estimated by Seller in accordance with Section 2.5(d), provided, that the value of those Pre-Processed Wafers which are located in Seller’s, Seller’s Subsidiaries or its suppliers’ or sub-contractors’ backend production facilities or in consignment at Seller’s or its Subsidiaries’ backend suppliers and/or sub-contractors on the Closing Date shall be determined as if the Pre-Processed Wafers were located in Seller’s or its Subsidiaries’ die-banks on the Closing Date;”
     (d) Subsection (F) of Section 2.5(b)(ii)(y) of the Purchase Agreement shall be deleted in its entirety and the following new subsection (F) shall be added to Section 2.5(b)(ii)(y) and thereby become part of the defined term “Calculation Exclusions”:
          “obligations with respect to employee inventions (which are, for the avoidance of doubt, exclusively dealt with in Section 9.9);”
     (e) The definition of “Target Liabilities Value” in Section 2.5(b)(iii) of the Purchase Agreement shall be deleted and be replaced by the following definition:
          “Target Liabilities Value” shall be an amount of €5,600,000 (in words: Five Million Six Hundred Thousand Euros).”
     (f) The definition of “Purchased Inventory Value” in Section 2.5(b)(v) of the Purchase Agreement shall be deleted and be replaced by the following definition:
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          “(v) “Purchased Inventory Value” shall mean the net book value of the Purchased Inventory and the Pre-Processed Wafers as of the Closing Date, in each case as determined in accordance with the terms and conditions of this Agreement;”
     (g) Section 2.5(h) of the Purchase Agreement shall be deleted and be replaced by the following paragraph:
          “(h) Excluded Inventory. If and to the extent, pursuant to the determination made in accordance with Section 2.5(f) regarding the Purchased Inventory Value or the Purchased Inventory Value exceeds the Target Inventory Value, a portion of the Pre-Processed Wafers that represents such excess (with the portion of such excess inventory that will constitute such excess being determined with the approval of [**] or a designee of Buyer, and such inventory being referred to herein as the “Excluded Inventory”) shall not form part of the Pre-Processed Wafers. There shall be no obligation of Seller or any of its Subsidiaries to transfer Excluded Inventory to Buyer. Such Excluded Inventory shall be retained by Seller and subsequently be delivered and sold to Buyer or a Buyer Designee in accordance with the terms and conditions of the Interim Supply Agreement, provided that Pre-Processed Wafers which have been paid as part of the Purchase Price and other wafers that Buyer at the time of Closing has an obligation to accept (in each case of the same product category) shall be delivered and sold to Buyer or a Buyer Designee prior to the time any Pre-Processed Wafers of the same product category being part of the Excluded Inventory are sold and delivered to Buyer under the Interim Supply Agreement. For the avoidance of doubt, a Pre-Payment (as such term is defined in Section 6.3 of the Interim Supply Agreement) for Pre-Processed Wafers which form part of the Excluded Inventory shall only be credited in favor of Buyer when Buyer has made the advance payment for such wafers pursuant to Section 6.3.1 of the Interim Supply Agreement.”
     (h) In Sections 2.5(c)(ii) and 2.5(e)(i) of the Purchase Agreement “amount” shall be deleted and replaced by “positive amount”.
     (i) The details of Buyer’s Account in Section 2.5(j)(ii) of the Purchase Agreement shall be deleted and replaced by the following:

Correspondent Bank (Pay to):	[**]
Swift Code:	[**]
Beneficiary (For the account of):	[**]
Swift Code:	[**]
Account Number:	[**]
Beneficiary Information (For credit to):	[**]
Account Number:	[**]
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     (j) The following sentence shall be added to Section 2.7(a) of the Purchase Agreement:
               “Buyer hereby notifies Seller that each of the following legal entities shall constitute a Buyer Designee: Lantiq Beteiligungs-GmbH & Co. KG; Lantiq Deutschland GmbH; Lantiq North America Inc.; Lantiq A GmbH; Lantiq Latvia SIA; Lantech Communications Pvt. Ltd.; Lantiq Asia Pacific Pte. Ltd.; Lantiq Taiwan Co. Ltd.; Lantiq Hong Kong Ltd. and Lantiq France SAS.”
     2.4 Amendments to Section 5
     (a) In Section 5.4(b)(vii) of the Purchase Agreement the reference to “Section 5.4(l)” shall be deleted and be replaced by a reference to “Section 5.4(m)”.
     (b) In Section 5.4(j) of the Purchase Agreement the references to “Section 5.4(a)(i)” shall be deleted and be replaced, in each case, by a reference to “Section 5.4(a)(ii)”.
     (c) Section 5.4(k) of the Purchase Agreement shall be deleted in its entirety and shall be replaced by the following paragraph:
          “(i) Subject to subsection (ii) below, Seller shall compensate Buyer for any variable compensation payments paid by Buyer to any Transferred Employee with respect to the fiscal year ending September 30, 2009 and for any Christmas bonus accrued up until the Closing Date; for the avoidance of doubt, there shall be no obligation of Seller to compensate Buyer (neither in full nor pro rata) for any variable compensation payments with respect to any fiscal year following the fiscal year ending September 30, 2009. Buyer shall invoice Seller and the Seller Subsidiaries for the respective amounts. The compensation to be paid in cash by Seller and the Subsidiaries shall become due and payable in accordance with the payment methodologies set forth in Section 2.5(j) within five (5) Business Days upon receipt of the respective invoice. For the avoidance of doubt, although the Seller shall use Reasonable Commercial Efforts to insure in each case that such payments are made in five (5) Business Days, Buyer shall not charge interest to the other party for the first five (5) Business Days following such deadline.
          (ii) With regard to each of the US Transferred Employees, the Latvian Transferred Employees, the French Employees, the Singapore Transferred Employees, the Indian Transferred Employees, the Taiwanese Transferred Employees, the Chinese Transferred Employees and the Hong Kong Transferred Employees, Seller and its respective Affiliates shall make the variable compensation payments with respect to the fiscal year ending September 30, 2009 directly to the affected employees. There shall be no compensation claim of Buyer or any Buyer Designees pursuant to Section 5.4(k)(i) with
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respect to the portion of the variable compensation claims of the aforementioned employees that has actually been paid by Seller pursuant to the previous sentence.
          (iii) The parties hereby clarify that Seller’s contractual arrangements, guidelines or practices which provide the Transferred Employees with a thirteen- or fourteen-month salary payment, including, in particular, so-called AWS schemes in Singapore, and those for Taiwan, Hongkong and China (excluding the schemes applicable to German Transferred Employees, the Austrian Transferred Employees and the French Employees), are not to be considered as Christmas bonuses within the meaning of Sections 5.4(k) and 2.5(b)(ii)(y)(B) (definition of Calculation Exclusions) and the respective accruals calculated as of the Closing Date shall be included in the Purchased Liabilities Value.”
     (d) Section 5.5 shall be deleted and be replaced by the following paragraph:
          “5.5 Certain Collateral Agreements
          Between the date hereof and the Closing Date Seller and Buyer shall in good faith negotiate and finalize the negotiation of (i) each Transfer, Assignment and Assumption Agreement or Assignment and Bill of Sale and Assumption Agreement (as well as the Schedules and Exhibits pertaining thereto) for each relevant jurisdiction, (ii) the Lease Agreements for each of the Owned Premises substantially in line with the term sheet attached as Exhibit C (as well as the Schedules and Exhibits pertaining thereto), (iii) the Sublease Agreements for each of the Leased Premises substantially in line with the term sheet attached as Exhibit C (as well as the Schedules and Exhibits pertaining thereto), (iv) the IT Transitional Services Agreement substantially in the form as attached as Exhibit E hereof (as well as the Schedules and Exhibits pertaining thereto), (v) the Transitional Services Agreement for each relevant jurisdiction which shall be substantially in line with the drafts attached as Exhibit F hereof (as well as the Schedules and Exhibits pertaining thereto), (vi) the Interim Supply Agreement in the form as attached as Exhibit O hereto (as well as the Schedules and Exhibits pertaining thereto), (vii) the Three Party Agreement with Continued Distributors in the form as attached as Exhibit P hereto (as well as the Schedules and Exhibits pertaining thereto), (viii) the Transitional Logistics Service Agreement for the Distribution Centre in Singapore in the form as attached as Exhibit Q hereto (as well as the Schedules and Exhibits pertaining thereto), (ix) the Transitional Logistics Service Agreement for Forwarding, Logistics and Transport Services in the form as attached as Exhibit R hereto (as well as the Schedules and Exhibits pertaining thereto), (x) the Sales Agency and Service Agreement in the form as attached as Exhibit S hereto (as well as the Schedules and Exhibits pertaining thereto), (xi) the Accounting Services Agreement in the form as attached as Exhibit T hereto (as well as the Schedules and Exhibits pertaining thereto), and (xii) the Mutual Research and Development Agreement in the form as attached as Exhibit U hereto (as well as the Schedules and Exhibits pertaining thereto).”
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     (e) In Section 5.10(g) of the Purchase Agreement the reference to “Section 5.10(iv) and (v)” shall be deleted and be replaced by a reference to “Section 5.10(e) and (f)”.
     (f) Section 5.13 of the Purchase Agreement shall be deleted and be replaced by the following paragraph:
          “Starting as of the date that is two (2) weeks prior to the anticipated Closing Date, the right to order products under the Interim Supply Agreement shall become effective.”
     2.5 Amendments to Section 7
     (a) The following sentence shall be added to Section 7.2(c) as a new last sentence:
          “If an employment relationship with a new employee pertaining to the Wireline Communications Business, for whom the consummation of the transactions contemplated by the Purchase Agreement constitutes a transfer of undertaking pursuant to Sections 613a BGB or comparable provisions regarding the transfer of undertakings in foreign jurisdictions, is entered into after the notification in accordance with applicable Laws has been sent to the other respective Business Employees, the Closing Condition pursuant to this Section 7.2(c) shall be deemed satisfied even if the objection period for such new employee has not expired before the Closing Date.”
     (b) Section 7.3(c) of the Purchase Agreement shall be deleted and be replaced by the following paragraph:
          “Seller and its Subsidiaries, as applicable, on the one hand, and Buyer and the Buyer Designees, as applicable, on the other hand, shall enter into the Collateral Agreements; provided, however, that (i) each of the Transitional Assembly and Test Service Agreement and the Wafer Supply and Service Agreement shall be entered into under the condition precedent (aufschiebende Bedingung) that the Die-Bank Transfer Date has occurred, and (ii) each Three-Party Agreement with Distributors to be continued which will be governed by the Laws of the Federal Republic of Germany shall be entered into on the first day after the Closing Date.”
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     2.6 Amendments to Section 9
     (a) In Section 9.1(b) of the Purchase Agreement after the words “(iii) in connection with the preparation or auditing of financial statements” the words “(including pro forma historical financial statements under US GAAP or IFRS beginning with the financial year 2006/2007) or in connection with tax or similar audits” shall be added.
     (b) In Section 9.3(a)(iv) of the Purchase Agreement the references to “Section 9(a)(ii)” and “Section 9(a)(iv)” shall be deleted and be replaced by a reference to “Section 9.3(a)(ii)” and “Section 9.3(a)(iv)” respectively.
     (c) In Section 9.8(a) of the Purchase Agreement the words “subsection (iii)” shall be deleted and be replaced by the words “subsection (c)”.
     (d) Section 9.6 shall be deleted and be replaced by the following paragraph:
          “9.6 Non Solicitation
          For a period of two (2) years from the Closing Date, each of Seller and Buyer shall not, and shall procure that their respective Affiliates will not, without the prior written consent of the other party, directly or indirectly solicit or employ any employee of the other party or its Affiliates; provided, however, that this shall not prohibit (i) the hiring of any employee who responds to generalized searches for employees through media advertisements, employment firms or otherwise that are not specifically targeted to employees of Seller, Buyer or the respective Affiliates of Buyer or Seller, (ii) the hiring of any employee who initiated contact regarding such employment, or (iii) the soliciting or hiring of any employee listed on Schedule 9.6.”
     (e) Section 9.8(b) of the Purchase Agreement shall be deleted and be replaced by the following paragraph:
     “(b) With respect to the Wireline Distributors identified with an asterisk in Schedule 9.8 with which Buyer intends to continue a distributorship relationship, (i) Seller shall work together with Buyer in good faith to conclude a separate agreement with such Wireline Distributor on a standalone basis and on terms and conditions reasonably favorable to Buyer, and (ii) Buyer shall work together with Seller in good faith to (y) terminate the portion of Seller’s distributorship agreement for such Wireline Distributor related to the Wireline Communications Business, in particular by entering on or after the Closing Date, as the case may be, into each Three Party Agreement with Continued Distributors and (z) [**] related thereto.
     (f) Section 9.9 of the Purchase Agreement shall be deleted and be replaced by the following paragraphs:
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          “9.9 Post-Closing German and Austrian Law Employee Invention Payments
          (a) Cost bearing for Inventions
               (i) Seller and Buyer shall bear and pay in equal portions any Pre-Closing Remuneration paid after the Closing for Inventions included within Purchased Intellectual Property to all Inventors thereof (i.e., respective Inventors who become employees of Buyer or a Buyer Designee on Closing or who remain employees of Seller or any of Seller’s Affiliates on Closing, and any other Inventors of Inventions included within Purchased Intellectual Property, in respect of whom Seller, any of Seller’s Affiliates, Buyer or Buyer Designee has any Inventor Remuneration obligation).
               (ii) Seller and Buyer shall bear and pay in equal portions any Pre-Closing Remuneration paid after the Closing for Inventions that are not included in the Purchased Intellectual Property to the extent invented by Inventors who become employees of Buyer or a Buyer Designee at Closing; to the extent that such Inventions are not included in the Purchased Intellectual Property and have been invented by Inventors who do not become employees of Buyer or a Buyer Designee at Closing, Seller shall bear and pay [**]% of the Pre-Closing Remuneration. For example, in the event one Inventor becomes employed by Buyer at Closing and is responsible for [**]% of an applicable Invention, then Buyer and Seller shall each bear [**]% of the Pre-Closing Remuneration payable to such Inventor (and paid after the Closing) and Seller shall bear [**]% of the respective [**]% of the Pre-Closing Remuneration payable to other Inventors.
               (iii) Buyer shall bear and pay [**]% of the Post-Closing Remuneration paid after the Closing for Inventions included within Purchased Intellectual Property to all Inventors (i.e., respective Inventors who become employees of Buyer or a Buyer Designee at Closing or who remain employees of Seller or any of Seller’s Affiliates at Closing, and any other Inventors of Inventions included within Purchased Intellectual Property, in respect of whom Seller, any of Seller’s Affiliates, Buyer or Buyer Designee has any respective Inventor Remuneration obligation); provided that Buyer shall only bear and pay [**]% of, and Seller shall bear and pay [**]% of, any Post-Closing Lump Sum Payments paid after the Closing for Inventions included within Purchased Intellectual Property to Inventors who remain employees of Seller or any of Seller’s Affiliates at Closing.
               (iv) Seller shall bear and pay any Post-Closing Remuneration paid after the Closing for Inventions that are not included within Purchased Intellectual Property to all Inventors thereof (regardless of by whom employed).
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               (v) “Invention” shall mean any service invention (Diensterfindung), free invention (freie Erfindung) or released invention (frei gewordene Erfindung) or technical improvement proposal (technischer Verbesserungsvorschlag) pursuant to the German Employee Invention Act (Arbeitnehmererfindergesetz) or a service invention pursuant to the Austrian law for service inventions (Diensterfindungen). “Inventor” shall mean any current or former employee of Seller or an Affiliate of Seller who has made an Invention while serving as an employee of Seller or an Affiliate of Seller. “Inventor Remuneration” shall mean any remuneration payments made to an Inventor pursuant to remuneration obligations pursuant to the German Employee Invention Act or the Austrian law for service inventions or, if an Invention had not been claimed (in Anspruch genommen) by Seller or Seller’s Affiliates and is subsequently acquired by Seller, Buyer or any of their Affiliates, pursuant to the underlying agreement on the transfer of the respective Invention from the Inventor to the Seller, its Affiliates, Buyer or its Affiliates, in each case irrespective of whether such payments are or become due prior to or after the Closing (for the avoidance of doubt, excluding any expenses, overhead and other costs). “Pre-Closing Remuneration” shall mean any Inventor Remuneration relating to the use of an Invention in the time period prior to the Closing, including lump sum payments solely to the extent they relate to the use of the Invention in the time period prior to the Closing and excluding Post-Closing Lump Sum Payments. “Post-Closing Remuneration” shall mean any Inventor Remuneration relating to the use of an Invention in the time period after the Closing, including lump sum payments to the extent they relate (i) to the sale or transfer of the Purchased Intellectual Property by Seller or a Seller’s Affiliate to Buyer or a Buyer Designee (excluding, for the avoidance of doubt, payments that relate to the use of the Invention in the time period prior to the Closing) or (ii) to the use of an Invention within the Purchased Intellectual Property in the time period after the Closing (such lump sum payments, the “Post-Closing Lump Sum Payments”).
               (vi) To the extent agreements on the Inventor Remuneration of respective Inventors for Inventions made prior to the Closing have not been entered into between Seller or an Affiliate of Seller and the respective Inventor prior to 16 October 2009, Seller or the relevant Affiliate of Seller on one hand and Buyer or the relevant Buyer Designee on the other shall be entitled to enter into such agreements with the respective Inventor only with the prior written approval of the other Party; provided that such approval is not required if such agreement and any claim (in connection with Inventions), either made by the respective Inventor or known to the party entering into the agreement to exist for the respective Inventor, relates solely to issues for which such party entering into the agreement bears all costs under this Section 9.9.
          (b) Reimbursement Obligations
               If and to the extent Seller or its Affiliates pays any Inventor Remuneration after the Closing for Inventions to any Inventor for which not Seller but Buyer shall bear and pay (in whole or in part) any Inventor Remuneration pursuant to this
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Section 9.9, Buyer shall reimburse Seller for the amount for which not Seller (or its Affiliates) but Buyer (or its Affiliates) is responsible pursuant to Section 9.9(a). If and to the extent Buyer or its Affiliates pays any Inventor Remuneration after the Closing for Inventions to any Inventor for which not Buyer but Seller shall bear and pay (in whole or in part) any Inventor Remuneration pursuant to this Section 9.9, Seller shall reimburse Buyer for the amount for which not Buyer (or its Affiliates) but Seller (or its Affiliates) is responsible pursuant to Section 9.9(a). Reimbursements are due twenty (20) Business Days after receipt of an invoice. For avoidance of doubt, Buyer and Buyer Designees shall not have any liability or reimbursement obligation to Seller or any of its Affiliates for any Inventor Remuneration paid at any time by Seller or any of its Affiliates prior to the Closing.
          (c) Cooperation
               (i) The Parties shall cooperate in good faith to minimize any cross-payments as set-offs against each other where possible. The Parties shall use Reasonable Commercial Efforts to assist each other in the administration of and defence against claims of Inventors which are subject of this Section 9.9 and shall cooperate to keep Inventor Remuneration to Inventors to the statutory minimum and to avoid or minimize, to the extent legally permissible, any lump sum payments.
               (ii) If Buyer or Seller intends to enter into an agreement on the Inventor Remuneration of an Inventor or otherwise decides to make a payment related to Inventions to an Inventor (in each case in an amount equal to less than EUR 8,000 with respect to a single payment to an Inventor (such Euro threshold being referred to herein as the “Invention Threshold”)) and the other party is — pursuant to this Section 9.9 — obliged to bear parts or all of such remuneration, Buyer or Seller, as the case may be, (the “Offering Party”) shall inform the respective other party (the “Other Party”) without undue delay in writing (e-mail suffices) about the amount of such remuneration it deems adequate to be paid to the respective Inventor and provide the respective underlying information forming the basis for this calculation. The Other Party shall, within fifteen (15) Business Days, inform the Offering Party in writing (e-mail suffices) whether it agrees with the proposed remuneration or whether it deems a different remuneration to be adequate in which case it shall calculate and/or determine such different remuneration and add the resulting calculation to the written notice to be sent to the Offering Party.
                    (w) If the Other Party proposes a lower Inventor Remuneration, the Offering Party shall offer such lower Inventor Remuneration to the Inventor. If the Inventor then initiates proceedings in front of the arbitral committee for employee inventors (Schiedsstelle nach dem Gesetz über Arbeitnehmererfindungen) or any other competent body (including courts) to achieve a higher Inventor Remuneration, the Other Party shall bear all costs of the Offering Party relating to the determination of the
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adequate Inventor Remuneration, including, for the avoidance of doubt, internal overhead costs of the Offering Party incurred in connection with the administration of the proceedings before the arbitral committee or the respective competent body at an hourly rate of EUR [**].
                    (x) If the Other Party proposes a higher Inventor Remuneration, the Offering Party shall have the right to either offer such higher remuneration to the Inventor or to offer a lower Inventor Remuneration than proposed by the Other Party. If (i) the Offering Party elects to offer a lower Inventor Remuneration to the Inventor than proposed by the Other Party and (ii) the Inventor initiates proceedings before the arbitral committee for employee inventors or any other competent body to achieve a higher Inventor Remuneration, the Offering Party shall bear all costs of the Other Party relating to the determination of the adequate Inventor Remuneration, including, for the avoidance of doubt, internal overhead costs of the Other Party incurred in connection with the administration of the proceedings before the arbitral committee or the respective competent body at an hourly rate of EUR [**].
                    (y) If Buyer or Seller intends to enter into an agreement on the Inventor Remuneration of an Inventor or otherwise decides to make a payment related to Inventions to an Inventor in cases where Post-Closing Lump Sum Payments are involved, the Buyer shall always be the Offering Party. If an Offering Party which is not the employer of an Inventor claiming Inventor Remuneration does not inform the respective Other Party without undue delay of the amount of Inventor Remuneration it deems adequate to be paid to the respective Inventor such Offering Party shall indemnify the Other Party from any costs, losses and liabilities to the extent arising out of such failure.
                    (z) Paras. (w) sentence 2 and (x) sentence 2 shall not apply if the arbitral committee for employee inventors or the other competent body awards (i) the lower amount of Inventor Remuneration to the Inventor which has been proposed by the Other Party (in case of para. (w)) or the Offering Party (in case of para. (x)) (the “Proposed Lower Amount”), or (ii) an amount which is not higher than the Proposed Lower Amount plus 20% of the balance between the Proposed Lower Amount and the higher amount proposed by the respective other party. In lieu of the foregoing provisions of this clause (ii), if it turns out that the position taken by and the Inventor Remuneration paid to an individual Inventor would or would reasonably be expected to impact the practice of payment of Inventor Remuneration to a larger group of Inventors and create a precedent, Seller and Buyer shall instead agree in good faith on the Inventor Remuneration to be paid to such individual Inventor. This Section 9(c)(ii) is not meant to cause Buyer or Seller to determine the value of Purchased Intellectual Property in which the Invention is included for any tax, accounting or other purpose other than for the purpose of determining the Inventor Remuneration.
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     (iii) If Buyer or Seller intends to enter into an agreement on the Inventor Remuneration of an Inventor or otherwise decides to make a payment related to Inventions to an Inventor in cases where the Invention Threshold are or would reasonably be expected to be exceeded and the other party is — pursuant to this Section 9.9 — obliged to bear parts or all of such remuneration, then Buyer or Seller, as the case may be, shall inform the respective other party without undue delay about the amount of such remuneration it deems adequate to be paid to the respective Inventor and provide the respective underlying information forming the basis for this calculation. If the parties cannot agree on an Inventor Remuneration to be paid to the respective Inventor that is the subject of this clause (iii) they shall offer the lower Inventor Remuneration to the Inventor and shall bear all costs relating to the determination of the adequate Inventor Remuneration, including, for the avoidance of doubt, internal overhead costs incurred in connection with the administration of the proceedings before the arbitral committee or the respective competent body at an hourly rate of EUR [**], in equal portions.
          (d) Application to Patents Pursuant to Section 9.10
               This Section 9.9 shall apply mutatis mutandis with respect to any Patents transferred to Buyer or Buyer Designees pursuant to Section 9.10.”
     (g) After Section 9.10 of the Purchase Agreement, the following new Section 9.11 shall be inserted:
          “9.11 Transfer of the Transferred Pre-Processed Wafers
          (a) On the Die-Bank Transfer Date Seller shall transfer title to its pre-processed wafers that exist in Seller’s or its Subsidiaries’ die-banks (or die-banks of Seller’s or its Subsidiaries’ suppliers), in Seller’s, its Subsidiaries’ or its suppliers’ or sub-contractors’ backend production facilities or in consignment at Seller’s or its Subsidiaries’ backend suppliers, at the Die-Bank Transfer Time, provided, that such pre-processed wafers pertain primarily to the Wireline Communications Business and are owned by Seller or a Subsidiary or to which Seller or a Subsidiary has a claim (Anwartschaftsrecht) (other than Excluded Inventory, if any) at the Die-Bank Transfer Time (collectively, the “Transferred Pre-Processed-Wafers”) to Buyer.
          (b) The parties agree and acknowledge that the representations and warranties set forth in Section 3.5(a) shall be deemed to have been remade to the extent of the Transferred Pre-Processed Wafers as of the Die Bank Transfer Date on the same basis as if such Transferred Pre-Processed Wafers had constituted Purchased Inventory. Except for the representation pursuant to the immediately preceding sentence any representations and warranties which Buyer may have against Seller in connection with the transfer of the Transferred Pre-Processed Wafers pursuant to this Section 9.12 shall be restricted to any
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representations and warranties which may be available to Buyer pursuant to the Interim Supply Agreement, and that any and all rights or remedies of any legal nature which Buyer may otherwise have in connection with the transfer of the Transferred Pre-Processed Wafers pursuant to this Section 9.11 (other than the claims for specific performance (primäre Erfüllungspflichten)) shall, to the extent permitted by applicable Laws, be excluded.”
     (i) After Section 9.11 of the Purchase Agreement, the following new Section 9.12 shall be inserted:
          “9.12 Acquisition of French Wireline Communication Business
          (a) Seller hereby sells, or agrees to cause Infineon Technologies France S.A.S. to sell, and Buyer or a Buyer Designee hereby purchases from Seller or Infineon Technologies France S.A.S. the assets set forth in Schedule 9.12(a) (“French Assets”). The French Assets shall be transferred to Buyer in accordance with ancillary documentation to be agreed upon between Seller and Buyer prior to the transfer.
          (b) Buyer or a Buyer Designee shall enter into employment agreements with the four employees listed in Schedule 9.12(b)-1 (the “French Employees”), with the transfer of the French Employees being effected in accordance with the terms of the tripartite agreement in substantially the form set forth as Schedule 9.12(b)-2. Seller and Buyer shall take all necessary steps required by law or contract to transfer the French Employees to Buyer or a Buyer Designee. Seller shall pay to the French Employees any salary (including wage tax and social security contributions) relating to the time period up until the Closing Date. Seller shall further compensate Buyer pursuant to Section 5.4(k) for all variable compensation payments to be paid to the French Employees for the fiscal year ending 30 September 2009 and for any Christmas bonus accrued up to the Closing Date for French Employees. All other employment liabilities arising out of the French Employees’ prior employment by Seller (other than any of the type described in clauses (w), (x), (y) and (z) in Section 2.3(a)(i) or on Schedule 2.3(b)) and, for the avoidance of doubt, any and all employment liabilities arising out of the French Employees’ employment after the Closing Date, shall be assumed by Buyer or Buyer Designee and there shall be no compensation for any other liability assumed by Buyer or a Buyer Designee; provided that liabilities in connection with the French Employees shall be taken into account when determining the Purchased Liabilities Value to the extent they exceed €300,000.
          (c) In the event that any other employee of Seller or its Affiliates other than the French Employees alleges that his or her employment relationship has been transferred to Buyer or Buyer Designee by operation of law under article L.1224-1 of the Code du Travail or otherwise, Buyer shall bear all risks of Buyer or a Buyer Designee in connection with the alleged or actual transfer (by operation of law or upon a voluntary decision of Buyer or Buyer Designee) of such employees to Buyer or a Buyer Designee, and
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there shall be no obligation of Seller or Seller’s Affiliates to compensate Buyer and Buyer Designee for any costs, damages or liabilities in connection therewith. Buyer and Buyer Designee shall compensate Seller and Seller’s Affiliates only for those claims of employees, whose employment relationship actually transfer (by operation of law or upon a voluntary decision of Buyer or Buyer Designee), which Buyer or Buyer Designee would be obliged to bear pursuant to Section 9.12(b), if such employee were a French Employee, however only to the extent relating to periods after the actual transfer. Any other claim asserted by such employees against Seller or Seller’s Affiliate, or any other costs, damages or liabilities of Seller or Seller’s Affiliate in connection with the actual transfer or the alleged transfer of employees, shall be borne and paid by Seller or its Affiliate.
          (d) Buyer and Seller intend to transfer the French Assets and the French Employees to Buyer or a Buyer Designee not at the Closing Date but on or around 18 November 2009, it being understood that the Closing shall in any event take place on the Closing Date irrespective of whether the French Assets and the French Employees can be transferred on the Closing Date. During such interim period Seller shall provide Buyer with the services of the French Employees via the Transition Service Agreement.”
     2.7 Amendments to Section 10
     (a) In Section 10.1(a) of the Purchase Agreement, Seller’s facsimile number “(+49) (89) 234 9550630” as stated in the first paragraph of Section 10.1(a) of the Purchase Agreement shall be deleted and be replaced by the number “(+49) (89) 234 955 2886”.
     (b) In Section 10.1(b) of the Purchase Agreement, Buyer’s name “Wireline Holding S.à r.l.” as stated in Section 10.1(b) of the Purchase Agreement shall be deleted and be replaced by the words “Lantiq HoldCo S.à r.l.”.
     (c) In Section 10.5(b) and Section 10.5(d) of the Purchase Agreement the references to “Section 2.5(i)” shall be deleted and, in each case, be replaced by a reference to “Section 2.5(i)(i)”.
     2.8 Additional Schedules; Amendments to Existing Schedules
     (a) The following Schedules shall be amended, replaced or newly added to the Purchase Agreement:
          (i) Schedule 2.1(a) to the Purchase Agreement shall be deleted in its entirety and be replaced and superseded by a revised Schedule 2.1(a) as attached to this Amendment Agreement.
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          (ii) Schedule 2.1(g) to the Purchase Agreement shall be added to the Purchase Agreement as attached to this Amendment Agreement. Schedule 2.1(g)(iv) to the Purchase Agreement shall be added to the Purchase Agreement as attached to this Amendment Agreement.
          (iii) Schedule 2.1(g)(v) to the Purchase Agreement shall be added to the Purchase Agreement as attached to this Amendment Agreement.
          (iv) Schedule 2.7 to the Purchase Agreement shall be deleted in its entirety and be replaced and superseded by a revised Schedule 2.7 as attached to this Amendment Agreement.
          (v) Schedule 5.10 to the Purchase Agreement is hereby deleted in its entirety and replaced and superseded by a revised Schedule 5.10 as attached to this Amendment Agreement.
          (vi) Schedule 9.6 to the Purchase Agreement shall be added to the Purchase Agreement as attached to this Amendment Agreement.
          (vii) Schedule 9.12(a) to the Purchase Agreement shall be added to the Purchase Agreement as attached to this Amendment Agreement.
          (viii) Schedule 9.12(b)-1 to the Purchase Agreement shall be added to the Purchase Agreement as attached to this Amendment Agreement.
          (ix) Schedule 9.12(b)-2 to the Purchase Agreement shall be added to the Purchase Agreement as attached to this Amendment Agreement.
     (b) The following Schedules and Exhibits shall be added to the list of Schedules and Exhibits on pages (iv) and (v) of the Purchase Agreement:

Schedule 2.1(g)	New License Agreements Required
Schedule 2.1(g)(iv)	Allocation of Payments under Licenses used by Buyer
Schedule 2.1(g)(v)	Assignment Allocation
Schedule 2.7	Acquisition Structure (New Version)
Schedule 5.10	Subsidies (New Version)
Schedule 9.6	Certain Employees of Seller
Schedule 9.12(a)	French Assets
Schedule 9.12(b)-1	Certain French Employees of Seller
Schedule 9.12(b)-2	Form of Tripartite Agreement for French Employees
Exhibit O	Interim Supply Agreement
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Exhibit P	Three Party Agreement with Continued Distributors
Exhibit Q	Transitional Logistics Service Agreement for the Distribution Centre in Singapore
Exhibit R	Transitional Logistics Service Agreement for Forwarding, Logistics and Transport Services
Exhibits S-1 - S-4	Sales Agency and Service Agreements
Exhibit T	Accounting Services Agreement
Exhibit U	Mutual Research and Development Agreement
     2.9 Additional Amendments
     (a) Subleases
          (i) In [**] (collectively, the “Third Party Lease Locations”), the Buyer shall negotiate direct leases with the respective landlords. Such leases shall neither be subject to Section 5.5(iii) nor to Exhibit C of the Purchase Agreement. The Parties acknowledge that such third party leases do not form part of the Collateral Agreements and any failure of Buyer to enter into any such lease prior to the Closing Date shall (a) not be a reason to postpone Closing of the transactions contemplated by the Purchase Agreement, and (b) subject to Section 2.9(a)(ii), not result in a right of Buyer or Buyer’s Subsidiaries to continue the use of premises leased by Seller or Seller’s Subsidiaries in the Third Party Lease Locations after the Closing. Seller and its Subsidiaries shall not be obliged to reimburse Buyer or Buyer’s Subsidiaries for any separation costs relating to the premises in the Third Party Lease Locations. Seller and Seller’s Subsidiaries, on the one hand, and Buyer and Buyer Designees on the other hand, shall use Reasonable Commercial Efforts to vacate each others’ respective business space as soon as practical after the Closing Date.
          (ii) If Buyer or a Buyer Designee uses business space of Seller or any Seller’s Subsidiary in a Third Party Lease Location other than [**] after the Closing Date, Buyer and its Subsidiaries shall reimburse Seller and/or Seller’s Subsidiaries for any payments required to be made by Seller and/or Seller’s Subsidiaries to the respective landlord with respect to the premises used by Buyer or its Subsidiaries in accordance with the principles set forth on Schedule 2.9(a)(ii). Seller shall issue invoices for the reimbursement of such costs on a weekly basis. Buyer and Buyer’s Subsidiaries payments shall be due one week after receipt of the respective invoice.
          (iii) In Hong Kong, Buyer and Seller shall jointly negotiate a three party direct lease (the “Tripartite Lease”) with the Seller’s current Hong Kong landlord. Such lease shall neither be subject to Section 5.5(iii) of the Purchase Agreement nor to Exhibit C of the Purchase Agreement. The Parties acknowledge that the Tripartite Lease shall not form part of the Collateral Agreements and any failure of Buyer to enter into any such Tripartite Lease
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prior to the Closing Date shall (a) not be a reason to postpone Closing of the transactions contemplated by the Purchase Agreement, and (b) not result in a right of Buyer or Buyer’s Subsidiaries to continue the use of premises occupied by Seller or Seller’s Subsidiaries in Hong Kong after the Closing. Seller and its Subsidiaries shall not be obliged to reimburse Buyer or Buyer’s Subsidiaries for any separation costs relating to the premises which are subject to the Tripartite Lease. Seller and Seller’s Subsidiaries, on the one hand, and Buyer and Buyer Designees on the other hand, shall use Reasonable Commercial Efforts to vacate each others’ respective business space as soon as practical after the Closing Date. If Buyer or a Buyer Designee uses business space of Seller or any Seller’s Subsidiary in Hong Kong after the Closing Date, Buyer and its Subsidiaries shall reimburse Seller and/or Seller’s Subsidiaries for any payments required to be made by Seller and/or Seller’s Subsidiaries to the respective landlord with respect to the premises used by Buyer or its Subsidiaries in accordance with the lease agreement between Seller or its respective Subsidiary and the landlord. Seller shall issue invoices for the reimbursement of such costs on a weekly basis. Buyer and Buyer’s Subsidiaries payments shall be due one week after receipt of the respective invoice.
          (iv) In [**] (collectively, the “Sublease Locations”), the parties intend to conclude Sublease Agreements as set out in Section 5.5(iii) of the Purchase Agreement. The Parties acknowledge that if and to the extent at any Sublease Location the required consent to the respective Sublease Agreement by Seller’s (or the respective Subsidiary’s) main lessor has not been granted prior to the Closing Date, the non-conclusion of the Sublease Agreement at the respective Sublease Location prior to the Closing Date shall not be a reason to postpone Closing of the transactions contemplated by the Purchase Agreement. If Buyer or a Buyer Designee uses business space of Seller or any Subsidiary in any Sublease Location after the Closing Date in absence of an executed Sublease Agreement due to the respective main lessor’s consent to such Sublease Agreement not having been granted prior to the Closing Date, (y) Seller shall obtain such main lessor’s consent without undue delay after the Closing Date and at the latest on or before 31 December 2009 (it being understood that, in addition, Buyer shall use Reasonable Commercial Efforts to obtain the consent), and (z) the respective Buyer Designee and Seller or the respective Subsidiary shall conclude the Sublease Agreement for any such Sublease Location without undue delay once respective main lessor’s consent has been obtained or under the condition precedent that such consent has been obtained, with retroactive economic effect to the Closing Date. Buyer and its Subsidiaries shall pay a remuneration to Seller and/or Seller’s Subsidiaries for the use of the premises by Buyer or its Subsidiaries according to the same terms that would be in force had the respective main lessor granted its consent prior to the Closing Date.
          (v) Section 1.1 of the Purchase Agreement shall hereby be updated to replace the references for the Sublease Agreement from Exhibit D to Exhibit C.
     (b) Operations of the Wireline Communications Business in China
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          (i) Due to delays in setting up a Buyer Designee in China it will not be possible to transfer the Chinese operations of the Wireline Communications Business to a local Buyer Designee at the Closing Date. The Parties agree that Seller and the Chinese Sellers shall conduct the Chinese operations of the Wireline Communications Business for the account and risk of Buyer in the Interim Period and, if applicable, the Additional Interim Period. During such periods, Section 5.2 of the Purchase Agreement shall apply mutatis mutandis. “Interim Period” shall be the time period between the Closing Date and the earlier of (i) the date (24.00 h CET) which is eleven (11) Business Days following the date on which Buyer has registered its Buyer Designee in China, (ii) January 31, 2010, 24.00 h CET or (iii) any date as agreed between Buyer and Seller. Buyer shall have the right to extend the Interim Period until March 31, 2010, 24.00 h CET at the latest (the “Additional Interim Period”) by written declaration to Seller which has to be received by Seller prior to January 15, 2010, 24.00 h CET. All profits or losses, income, taxes and expenses of the Chinese operations of the Wireline Communications Business in China in the Interim Period and the Additional Interim Period, if applicable, shall be received or borne by Buyer retroactively as from the Closing Date. With respect to the preceding sentence, Section 2.7(a) of the Purchase Agreement shall apply accordingly. The parties assume that all revenues relating to the Chinese Wireline Communications Business will be generated by Lantiq Deutschland GmbH as from the Closing Date.
          (ii) During the Interim Period and the Additional Interim Period, if applicable, the following shall apply to the Purchased Contracts, Purchased Assets and Business Employees relating to the Wireline Communications Business in China:
               (x) Purchased Contracts
               The Purchased Contracts relating to Seller’s Subsidiary in China shall not be transferred to Buyer or Buyer Designee on the Closing Date. Seller or its Subsidiary in China will vis-à-vis the Third Party (im Außenverhältnis) remain the party to the respective Purchased Contracts and the Parties will, for the purpose of their internal relationship (im Innenverhältnis) and to the maximum extent legally permitted, behave and put each other in the position as if (sich so stellen wie) the transfer (Vertragsübernahme) of the respective Purchased Contracts had effectively taken place on the Closing Date in accordance with Section 2.1(c) of the Purchase Agreement through Section 2.1(e) of the Purchase Agreement.
               (y) Purchased Assets
               The Purchased Assets pertaining to the Chinese operations of the Wireline Communications Business shall not be transferred to Buyer or Buyer Designee on the Closing Date. Seller and its Subsidiary in China shall hold such Purchased Assets in accordance with Buyer’s reasonable instructions. Risk of loss or damages to the Purchased
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Assets in China shall pass on to Buyer on the Closing Date, provided that Seller and the Chinese Sellers shall, for the Interim Period and, if applicable, the Additional Interim Period, maintain their existing insurance with respect to such Purchased Assets and shall use Reasonable Commercial Efforts to collect upon and remit any proceeds thereof to the extent relating to such Purchased Assets.
               (z) Business Employees in China
                    The Chinese Business Employees shall not be transferred to Buyer or Buyer Designee on the Closing Date. Such Chinese Business Employees shall, to the extent permissible by law, be employed by the Chinese Sellers for the operation of the Wireline Communications Business. With regard to the employment of the Chinese Business Employees, the Chinese Sellers shall take into account Buyer’s reasonable requests, provided, however, that the right to issue instructions to such Business Employees (Weisungsrecht) shall remain with Seller’s Subsidiary in China until the end of the Interim Period or the Additional Interim Period as applicable. During the Interim Period and the Additional Interim Period Seller and its Affiliates shall not be obligated to hire any additional employees or to substitute any Chinese Business Employee whose employment relationship has terminated. The principles which are set forth in the third and fourth sentences of Section 5.4(a)(ii) of the Purchase Agreement shall not apply with respect to any Chinese Business Employee whose employment relationship has terminated during the Interim Period or the Additional Interim Period.
          (iii) Buyer and Buyer Designees shall indemnify and hold harmless (freistellen) Seller and Seller’s Subsidiaries from and against any and all obligations, liabilities, damages, losses, costs and expenses resulting from the operation of the Wireline Communications Business in China after the Closing Date (for the avoidance of doubt, excluding (i) any out-of-pocket costs and other expenses, including salary and other payments to Chinese Business Employees, incurred by Seller and Seller’s Subsidiaries for the purpose of operating the Wireline Communications Business in China and Seller’s or its Subsidiaries overhead costs which are already remunerated by the fee pursuant to para. (v) below, to the extent such fee pursuant to para. (v) below has actually been paid by Buyer, and (ii) any obligations, liabilities, damages, losses, costs and expenses resulting from wilful misconduct (including fraud) of Seller or Seller’s Affiliates). Subject to the exclusions set forth in (i) and (ii) of the preceding sentence, this shall, for the avoidance of doubt, include any and all damages, losses, costs and expenses incurred by Seller or its Subsidiaries in connection with Chinese Business Employees relating to the time after the Closing Date.
          (iv) At the last day of the Interim Period or the Additional Interim Period as applicable (the “Chinese Closing Date”), the then existing Purchased Contracts, Purchased Assets and relevant Business Employees and Purchased Liabilities with respect to the Chinese Wireline Communications Business shall be transferred to Buyer Designee in
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accordance with Section 2.1(a) and Section 2.1(b), Section 2.2 and Section 5.4(h) (in each case of the Purchase Agreement) respectively, it being understood that the allocation of rights and obligations pursuant to paras. (ii)(x) through (z) shall remain unaffected. If a Buyer Designee has not been duly established in China at the end of the Interim Period or the Additional Interim Period as applicable, the Purchased Contracts, Purchased Assets and Business Employees relating to the Chinese operations of the Wireline Communications Business shall be transferred to Buyer or a Buyer Designee designated by Buyer prior to the end of the Interim Period or the Additional Interim Period. Buyer shall cause the respective Buyer Designee, and Seller shall cause the respective Subsidiary, to enter into (a) the agreements required to effect such transfer of the Purchased Contracts, the Purchased Assets and the relevant Business Employees at the end of the Interim Period or the Additional Interim Period as applicable and (b), without undue delay after the date the Chinese Designee of Buyer has received the approval of its business license registration, a temporary sublease agreement until the Chinese Closing Date regarding the premises of the Wireline Communications Business in Shanghai (China) in substantially the form set forth as Schedule 2.9(b)(iv)-(1) and (c), as of the Chinese Closing Date, a sublease agreement regarding the premises of the Wireline Communications Business in Shanghai (China) to be negotiated in good faith in accordance with the terms set forth in Exhibit C of the Purchase Agreement.
          (v) As consideration for the operation of the Chinese operations of the Wireline Communications Business after the Closing Date, Buyer shall pay to Seller a fee of EUR [**] per month (including 5% local Business Tax) (consisting of EUR [**] for the operations in Shenzhen and EUR [**] for the operations in Shanghai) in the Interim Period and, if applicable, of EUR [**] per month in the Additional Interim Period. Seller will issue invoices to Buyer at the end of each calendar month of the Interim Period and the Additional Interim Period.
          (vi) For the avoidance of doubt, the obligation of Buyer to make the Closing Payment or pay the Purchase Price shall be in no way limited by the fact that the Purchased Assets, Purchased Liabilities, Purchased Contracts and Business Employees relating to the Chinese operations of the Wireline Communications Business are not transferred to Buyer or a Buyer Designee on the Closing Date, except that the payment of the Closing Payment allocable to the Chinese operations of the Wireline Communications Business shall only be due and payable on the Chinese Closing Date in Chinese local currency (for purposes of calculating the Purchase Price converted into EUR at the exchange rate of CNY 10.1511 for EUR 1.00). In particular, the Purchased Assets relating to the Chinese operations of the Wireline Communications Business shall be taken into account when calculating the Estimated Inventory Value and the Purchased Inventory Value in accordance with Sections 2.5(d) and (f) of the Purchase Agreement. Likewise, the Purchased Liabilities as of the Closing Date relating to the Chinese operations of the Wireline Communications Business shall be taken into account when calculating the Estimated
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Liabilities Value and the Purchased Liabilities Value in accordance with Sections 2.5(d) and (f) of the Purchase Agreement.
     (c) Operations of the Wireline Communications Business in [**]
          (i) The Purchased Assets constituting fixed assets and pertaining to the Wireline Communications Business in [**] shall not be transferred to Buyer or Buyer Designee on the Closing Date, but at the earlier of the date which is (i) three weeks following the Closing Date or (ii) two (2) Business Days after Buyer has notified Seller in writing that the Purchased Assets pertaining to the Wireline Communications Business in [**] shall be transferred (the “[**] Interim Period”). At the last day of the [**] Interim Period the then existing Purchased Assets pertaining to the Wireline Communications Business in [**] shall be transferred to Buyer or Buyer Designee designated by Buyer in accordance with Section 2.2 of the Purchase Agreement. Seller will transfer such Purchased Assets in the condition in which they are and there shall be no liability of Seller for a deterioration of the Purchased Assets after Closing. Buyer shall cause the respective Buyer Designee, and Seller shall cause the respective Subsidiary, to enter into the agreements required to effect such transfer of the Purchased Assets at the end of the [**] Interim Period. Seller and [**] Seller shall, for the [**] Interim Period, maintain their existing insurance with respect to such fixed Purchased Assets and shall use Reasonable Commercial Efforts to collect upon and remit any proceeds thereof to the extent relating to such fixed Purchased Assets.
          (ii) For the [**] Interim Period, Seller or the relevant Seller Affiliate and Buyer or the relevant Buyer Designee shall at Closing enter into a manpower supply agreement substantially in the form attached hereto as Schedule 2.9(c)(ii).
          (iii) For the avoidance of doubt, the obligation of Buyer to make the Closing Payment or pay the Purchase Price shall be in no way limited by the fact that the Purchased Assets relating to the [**] operations of the Wireline Communications Business are not transferred to Buyer or a Buyer Designee on the Closing Date, except that the payment by Seller or Buyer, as applicable, of the Closing Payment allocable to the [**] operations of the Wireline Communications Business shall only be due and payable on the last day of the [**] Interim Period in [**] local currency (for purposes of calculating the Purchase Price converted into EUR at the exchange rate of [**] for EUR 1.00).
3. Additional Agreements and Acknowledgments
     (a) In furtherance of their joint obligation in Section 2.1(b) of the Purchase Agreement to use Reasonable Commercial Efforts to obtain the consents of the Third Parties which are required to transfer the Purchased Contracts, Seller and Buyer have provided, and will continue to provide, the Third Parties with drafts of letter agreements in which Seller
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and Buyer, inter alia, notify the Third Parties of the sale of the Purchased Contracts, provide the Third Parties with a short summary of the terms and conditions of the Purchase Agreement relating to the sale and transfer of the Purchased Contracts, and request the Third Parties to consent to the transfer of the Purchased Contracts to Buyer by returning an executed copy of the letter agreement (collectively, the “Consent Letters”). Seller and Buyer agree and acknowledge that the Consent Letters shall not amend, and shall not be deemed to amend, the terms and conditions relating to the sale and transfer of the Purchased Contracts on which Seller and Buyer have agreed in the Purchase Agreement. The same shall apply to any form of three-party-agreement to be entered into between Seller, Buyer and the respective contractual counterparty to the respective Purchased Contract in connection with the transfer of the Purchased Contracts from Seller to Buyer, including, but not limited to, any form of “assignment and assumption agreements” or “deed of novations”. Seller and Buyer further agree and acknowledge that (i) the “transfer of business notice” published by Lantiq Hong Kong Limited and Infineon Technologies Hong Kong Limited in Hong Kong and any similar announcements which have been or will be made by Buyer, Seller and/or their Subsidiaries, (ii) any letter or correspondence with Governmental Bodies or other Third Parties regarding any Subsidies, (iii) the Transfer Agreements and (iv) the tripartite agreement (“convention tripartite”) and the cover letter thereto to transfer the French Employees to Buyer or a Buyer Designee, shall not amend, and shall not be deemed to amend, the terms and conditions of the sale and transfer of the Wireline Communications Business on which Seller and Buyer have agreed in the Purchase Agreement.
     (b) In connection with the Balancing of Interests Procedures, Buyer’s indirectly wholly owned subsidiaries Lantiq Beteiligungs-GmbH & Co. KG and Lantiq Deutschland GmbH (both collectively the “Lantiq Subsidiaries”) entered into (i) an Ancillary Agreement (Regelungsabrede) by and between the Lantiq Subsidiaries, Seller’s works councils (Betriebsräte) at Duisburg and Munich (Campeon) and Seller’s joint works council (Gesamtbetriebsrat) on the waiver of the social plan privilege pursuant to sec. 112a para. 2 Works Constitution Act (BetrVG) in the Lantiq Subsidiaries, dated September 9, 2009, and (ii) an Agreement for the Spin-Off of the Business Unit Wireline Communications into Lantiq Deutschland GmbH (Balancing of Interest and Transfer Agreement) (Vereinbarung zur Ausgliederung des Geschäftsbereichs Wireline Communications in die Lantiq Deutschland GmbH (Interessenausgleich und Überleitungsvereinbarung)), by and between the Lantiq Subsidiaries, Seller’s joint works council and Seller, dated September 9, 2009, (collectively and together with any other agreements concluded by the Buyer and/or any of its direct or indirect subsidiaries in connection with the Balancing of Interests Procedures or the side agreement (Nebenabrede) between Seller, Seller’s joint works council and Seller’s works councils in Munich and Duisburg on the temporary waiver of a social plan/redundancy payments, dated September 9, 2009, the “Works Council Agreements”). Buyer confirms that it will not invoke that the Closing Condition under Section 7.2(e) of the Purchase Agreement has not been fulfilled solely because of the signing of the Works Council Agreements. For the avoidance of doubts: Any other potential remedies of Buyer (e.g. damage claims, invocation of non-fulfillment of other Closing Conditions under
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Section 7.2(e) of the Purchase Agreement or otherwise), if any, remain unaffected. The Parties agree that the Works Council Agreements shall not be, and shall not be deemed to be, an amendment, supplement or modification of the Purchase Agreement or, subject to the two preceding sentences, waiver of any rights which the undersigned or any of its direct or indirect subsidiaries might have thereunder.
     (c) Seller shall pay to Buyer an amount of EUR 145,000 (in words: one hundred forty five thousand Euros) as compensation for liabilities assumed by Buyer or a Buyer Designee in connection with the Old Retirement Scheme applicable to Taiwanese Transferred Employees. The payment shall be made in cash and shall become due and payable in accordance with the payment methodologies set forth in Section 2.5(j) within five (5) Business Days after the Closing Date. For the avoidance of doubt, although the Seller shall use Reasonable Commercial Efforts to insure in each case that the payment is made in five (5) Business Days, Buyer shall not charge interest to Seller for the first five (5) Business Days following such deadline. Buyer shall assume all of Seller’s Liabilities in connection with the Old Retirement Scheme applicable to Taiwanese Transferred Employees and such liabilities shall be treated like “Purchased Liabilities”, and they shall be treated as a “Calculation Exclusion” within the meaning of Section 2.5(b)(y) of the Purchase Agreement.
     (d) With respect to Wireline Distributors with which Buyer intends not to continue a distributor relationship (which distributors are listed on Schedule 3(d)), Buyer or the relevant Buyer Designee will, subject to all of the other terms and conditions of this Agreement, assume and perform all purchase orders of such distributors exclusively relating to the Wireline Communications Business that are outstanding and unfulfilled at the Closing Date (collectively the “Closing Date Purchase Orders”) and treat them as Purchased Contracts under Section 2.1(a)(iii) of the Purchase Agreement. In this context, the Parties clarify that (i) the underlying distributorship agreement shall not be transferred to Buyer or any of Buyer’s Subsidiaries, and (ii) the cost-sharing allocations set forth in Section 9.8 of the Purchase Agreement (which remains unaffected) shall apply to all termination payments made by any of Seller, Buyer or a Buyer Designee, regardless of which party may be required to make such payments; for the avoidance of doubt, this shall not apply to payments of Buyer or Buyer Designee if Buyer or Buyer Designee decides to continue the existing or enter into a new distributorship agreement with the respective distributor, which, for the avoidance of doubt, shall not occur merely because Buyer fulfills the Closing Date Purchase Orders or received the proceeds therefrom.
     (e) Buyer hereby elects, pursuant to Section 5.4(n) of the Purchase Agreement, to have Seller provide medical and vision Welfare Benefit Coverages to US Transferred Employees (and their spouses and eligible dependents) during the period beginning on the date immediately following the Closing Date and ending on November 30, 2009. Buyer shall reimburse Seller, within five (5) Business Days after such period in an amount equal to
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USD 1,447.68 for each day during such period; any other claims of Seller pursuant to Section 5.4(n) last sentence shall remain unaffected.
     (f) Additional Agreements relating to the Treatment of Certain Customers
          (i) The parties agree and acknowledge that there are Third Parties which have not yet consented to transfer the Purchased Contracts to which they are a party to Buyer or a Buyer Designee at Closing (each such Third Party a “Non-Consenting Customer”), and that the regulations set forth in Section 2.1(b)(ii) of the Purchase Agreement shall apply with respect to each such Non-Consenting Customer until the earlier of (x) the third Business Days following the date on which Seller or Buyer has obtained the consent of the respective Non-Consenting Customer to the transfer of the Purchased Contracts with such Non-Consenting Customer, and (y) the day on which Buyer notifies Seller in writing that it no longer requires the respective services (each such date an “Expiration Date”). If there are Non-Consenting Customers, who have not consented to the transfer of the respective Purchased Contract to Buyer or a Buyer Designee by 15 December 2009, Buyer and Seller shall in good faith discuss about potential solutions after 31 December 2009 how to deal with these Non-Consenting Customers and the fact if and to the extent they have not consented to the transfer of the respective Purchased Contract to Buyer or a Buyer Designee; an appropriate compensation of Seller for any continuation of Handling Services by Seller after 31 December 2009 will be part of such good faith discussions.
          (ii) The parties further agree and acknowledge that the services which Seller will need to perform in order to continue to serve the Non-Consenting Customers as contemplated in this Section 4(f) (all processes to be performed in connection therewith, collectively, the “Handling Services”) will not be part of an automatic supply routine, but will be conducted on the basis of complex manual processes. Seller and its Affiliates shall use Reasonable Commercial Efforts to provide the Handling Services with respect to all Non-Consenting Customers, but Buyer acknowledges that Seller and its Affiliates cannot make any prediction regarding the scope of Handling Services which can be performed and their quality and shall — to the extent permissible by law — not be held liable for any failure to perform Handling Services with respect to Non-Consenting Customers or any defects in connection with this manual process, except to the extent resulting from any wilful misconduct (including fraud) of Seller or any of its Affiliates or any failure of Seller and its Affiliates to use Reasonable Commercial Efforts to provide such Handling Services.
          (iii) Buyer and the Buyer Designees shall provide Seller and the Subsidiaries with all information and services reasonably requested by Seller and the Subsidiaries which are required by Seller and the Subsidiaries to perform the Handling Services (including, but not limited to, providing customers forecasts and order evaluation services).
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     (g) It is agreed and understood that if there are any performances rendered by Seller or any Subsidiary to Third Parties on the Closing Date, then the accounts receivables for such performances shall, notwithstanding anything to the contrary in the Purchase Agreement or this Amendment Agreement, be for the account of Buyer; any employment liabilities (in the scope pursuant to Section 2.3(a)(i) of the Purchase Agreement) relating to the Business Employees on the Closing Date shall be borne by Buyer and Buyer Designees, including, for the avoidance of doubt, salary claims including wage tax and social security contributions (Gehaltsansprüche einschließlich Lohnsteuer und Sozialabgaben) for the Closing Date.
     (h) Notwithstanding anything to the contrary in any Transfer Agreement, if the transfer of any asset (including right or claim) purported to be made pursuant to any Transfer Agreement would cause or result in the need for compensation, indemnification, defense, or holding harmless to be made pursuant to Section 5.10(f)(i) of the Purchase Agreement, then the respective Seller shall, and shall cause its Affiliates to, use Reasonable Commercial Efforts to reassign and/or retransfer, to the extent possible under applicable Laws, such asset (including any right or claim) to Buyer or an Affiliate of Buyer to be determined by Buyer, so as to best avoid the possibility of any compensation, indemnification, defense and holding harmless pursuant to Section 5.10(f)(i) of the Purchase Agreement having to be made; provided that any costs (including reasonable lawyers’ fees) resulting from any such reassignment and/or retransfer shall be borne by Buyer. For the avoidance of doubt, Section 5.10(f)(i) of the Purchase Agreement remains unaffected.
     (i) Buyer and Seller hereby acknowledge and agree that the Trademark Assignments and Patent Assignments to be delivered at Closing are intended to transfer and record good and valid title in and to the Assigned Patents and the Assigned Trademarks to Buyer. In furtherance thereof, no later than ten (10) Business Days following the Closing, Seller shall deliver to Buyer for review copies of instruments (including applicable schedules of Assigned Patents and Assigned Trademarks for assignment to Buyer) suitable for filing in local jurisdictions to record and evidence the transfer of the Assigned Patents and Assigned Trademarks from Seller to Buyer in jurisdictions in which the Trademark Assignments and Patent Assignments may not be accepted for such purposes. Buyer shall have five (5) Business Days to provide comments to such instruments to Seller, and in the event any such comments are provided Seller and Buyer shall work together in good faith to resolve the same in a manner reasonably suitable to both parties. Thereafter, the parties shall work together with all reasonable speed to sign, execute or procure the execution of (and, where applicable, have notarized or legalized or the like) such documents. No later than five (5) Business Days following the execution (and, where applicable, notarization or legalization or the like) of each such instrument, Seller shall deliver such instruments to its appropriate outside counsel for filing with the appropriate Governmental Body in each instance. Also, no later than fifteen (15) Business Days following the Closing, Seller shall deliver to Buyer executed (and, where applicable, notarized or legalized or the like) copies of instruments (and evidence of filing thereof) recorded by Seller’s counsel with the
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appropriate Governmental Bodies in the appropriate local jurisdictions that were effective and sufficient to correct all historical title defects in the Assigned Patents and Assigned Trademarks so that the same are owned by Seller (or the applicable Seller Affiliates assigning the same to Buyer or a Buyer designee pursuant to instruments executed at Closing). In the event there are any issues with respect to any filing or instrument described in this paragraph (i), Seller shall promptly notify Buyer and the parties shall work together in good faith to remedy the same. The Parties agree that any failure by Seller to deliver the documents covered by this paragraph (i) at Closing shall not constitute a breach of the representation and warranty pursuant to Section 3.12(a) of the Purchase Agreement.
     (j) The Closing Payment allocable to the Latvian operations of the Wireline Communications Business shall be payable in Latvian local currency (for purposes of calculating the Purchase Price converted into EUR at the exchange rate of LVL 0.702804 for EUR 1.00).
     (k) Buyer shall reimburse Seller any salary (including wage tax and social security contributions (Gehaltsansprüche einschließlich Lohnsteuer und Sozialabgaben)) which has been paid by Seller to the Latvian Transferred Employees for the time period from 1 November until and including 6 November 2009, unless the salary has been paid to the Latvian Transferred Employees on a regular pay day. The payment shall be made in cash and shall become due and payable in accordance with the payment methodologies set forth in Section 2.5(j) on 30 November 2009.
4. Miscellaneous
     (a) Section 10 and Section 11 of the Purchase Agreement, in each case as amended by this Amendment Agreement, shall apply mutatis mutandis to this Amendment Agreement.
     (b) This Amendment Agreement shall be deemed part of the Purchase Agreement even if no express reference to this Amendment Agreement is made in whatever document relating to the Purchase Agreement.
* * * * *
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     IN WITNESS WHEREOF, each party has caused this Amendment Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

INFINEON TECHNOLOGIES AG

By:	/s/ Jeannette Seidl	By:	/s/ Stefan Betz

	Name: Jeannette Seidl		Name: Stefan Betz
	Title: Senior Director		Title: VP CSP Controlling

By:	/s/ Stefan Sommer	By:	/s/ Dr. Joern Kubalek

	Name: Stefan Sommer		Name: Dr. Joern Kubalek
	Title: Corporate Legal Counsel		Title: Corporate Legal Counsel

LANTIQ HOLDCO S.À R.L.
		By:	/s/ John Knoll
Name: John Knoll
Title: Manager

[APA Amendment]